SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  ------------


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934


Date of Report (date of earliest event
  reported):                                   March 5, 1999 (February 4, 1999)
                                               --------------------------------


                            The Fortress Group, Inc.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


Delaware                              0-28024                         54-1774977
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(State or Other Jurisdiction        (Commission                    (IRS Employer
of Incorporation)                  File Number)              Identification No.)


1650 Tysons Boulevard, Suite 600, McLean, Virginia                         22102
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(Address of Principal Executive Offices)                              (Zip Code)


Registrant's Telephone No., Including Area Code:  (703) 442-4545
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Item 5.           Other Events.

         Summary of the Transaction. Under a Restructuring Agreement dated December 31, 1998 between The Fortress Group, Inc. (the "Company") and Prometheus Homebuilders LLC ("Prometheus"), the Company issued to Prometheus, effective February 4, 1999, 40,000 shares of Class AAA Redeemable Convertible Preferred Stock having an initial liquidation value of $40,000,000 in exchange for the outstanding 40,000 shares of Class AA Convertible Preferred Stock having a liquidation value of $40,000,000 held by Prometheus.

         The Class AAA preferred stock ranks senior to the Company's common stock as to the payment of dividends and distributions upon the dissolution, liquidation or winding up of the Company. Dividends are payable in cash at the annual rate of 9% cumulative and compounded quarterly, on the liquidation value of $1,000 per share. The Company is required to declare and pay such dividends to the extent that funds are legally available for the payment of dividends. The Class AAA preferred stock is convertible, in whole or in part, at the option of the holder, into the Company's common stock, at any time after issuance, at an initial conversion price of $6.00 per share, subject to certain customary anti-dilution adjustments. The conversion provisions of the Class AAA preferred stock do not include the "reset" provisions included in the Class AA preferred stock, but in conjunction with the issuance of the Class AAA preferred stock, the outstanding Supplemental Warrants previously issued to Prometheus in connection with the issuance of the Class AA preferred stock were amended to include "reset" provisions substantially the same as those previously included in the Class AA preferred stock. See the description of the Supplemental Warrants, as amended, below.

         The Company will have the right to redeem the Class AAA preferred stock at any time until December 31, 2000 for its liquidation value plus dividends that, when combined with dividends previously paid on the Class AA preferred stock, will provide a 20% annual return from the inception of Prometheus' investment in the Company. Any redemption of the Class AAA preferred stock will be subject to compliance with the Company's senior note indenture (the "Indenture"), which restricts redemptions in certain circumstances.

         The Class AAA preferred stock (unlike the Class AA preferred stock) does not include provisions permitting Prometheus to elect a majority of the Company's board of directors ("Board") based upon the Company's financial results and the Company's stock price, but would entitle Prometheus to elect a majority of the Board following certain payment defaults, including any failure to pay the required dividends on the Class AAA preferred stock or the amounts required to be paid in connection with the redemption of the Class AAA preferred stock.

         The terms of the Class AAA Preferred Stock are summarized in greater detail below. See "Terms of the Class AAA Preferred Stock."

         Subject to the stock price and revenue tests described below, the Supplemental Warrants, as amended, would become exercisable on September 30, 2001 with an exercise price of $0.01 per share of common stock and would expire on March 31, 2004. The number of shares of common stock subject to the Supplemental Warrants is subject to adjustment depending upon the 60 day average


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closing price of the common stock between the period from September 30, 2001 and
September 30, 2003. If during such period the closing price remains greater than $12.00 per share, no shares would be issuable pursuant to the Supplemental Warrants. If during such period the closing price is $12 per share or less, the number of shares of common stock for which the Supplemental Warrants may be exercisable would be adjusted, up to five times per year. The number of shares would range between 606,061 shares if the closing price were no lower than $10.01 per share during such period and 33,333,333 shares if the closing price reached $2.00 or less per share during such period. The number of shares into which each Supplemental Warrant may be exercisable will also be subject to certain customary anti-dilution adjustments. The exercisability of the Supplemental Warrants would also be subject to a revenue test, which provides that the Supplemental Warrants may not be exercised unless and until the Company's consolidated revenues for the most recent 16 full fiscal quarters exceeds $2,463,153,000. The revenue test is subject to reduction for certain asset dispositions. The terms of the Supplemental Warrants are summarized in greater detail below. See "Terms of the Supplemental Warrants."

         In connection with the issuance of the Class AAA preferred stock and the amendment of the Supplemental Warrants, Prometheus surrendered for cancellation outstanding warrants to purchase 375,000 shares of the Company's common stock, and the parties terminated the Company's obligation to issue, and Prometheus' obligation to purchase, $35 million liquidation value of Class AB preferred stock and warrants to purchase an additional 625,000 shares of common stock, which would have been issued in connection with the issuance of the Class AB preferred stock. The Company determined, in view of its current strategy of integrating acquisitions and improving profitability of existing operations, that the cost of the Class AB preferred stock was no longer attractive.

         Also in connection with the issuance of the Class AAA preferred stock and the amendment of the Supplemental Warrants, the Company and Prometheus amended the existing registration rights agreement between the Company and Prometheus to provide Prometheus with rights to the registration under the Securities Act of 1933, as amended, of the Class AAA preferred stock and the common stock issuable upon the conversion of the Class AAA preferred stock. The Company and Prometheus amended the existing stockholders agreement between the Company, Prometheus and certain stockholders of the Company principally to provide for certain amendments to the Company's bylaws. See "Terms of Bylaw Amendments."

         In connection with entering into the Restructuring Agreement, the Company paid Prometheus $5 million on December 31, 1998. This amount may be credited towards the annual return required to be paid on the Class AAA preferred stock if it is redeemed. Also in connection with any optional redemption of the Class AAA preferred stock, Prometheus may require the Company by February 15, 2001 to sell for Prometheus' benefit a proportional amount of the approximately 900,000 shares of Company common stock owned by Prometheus and to pay Prometheus the amount, if any, by which the proceeds of such sale are less than $5.50 per share.

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         The Class AAA preferred stock was issued without registration under the
Securities Act, pursuant to Section 3(a)(9) as a transaction involving an exchange by the issuer with an existing security holder and/or Section 4(2) as a transaction not involving a public offering.

         Terms of the Class AAA Preferred Stock. The following is a summary of the preferences, powers and rights of the Class AAA preferred stock.

         Priority. The number of authorized shares of Class AAA preferred stock is 40,000 shares. The Class AAA preferred stock ranks equally with any Parity Stock and senior to the common stock and any other equity or other securities into which any convertible indebtedness is convertible which are issued by the Company. "Parity Stock" means (a) the Series A cumulative convertible preferred stock, (b) the Series B convertible preferred stock, (c) the Series C convertible preferred stock, (d) the Series D convertible redeemable preferred stock, (e) the Series E cumulative convertible preferred stock, (f) the Series F cumulative convertible preferred stock, and (g) any class or series of stock of the Company authorized after the date that the Company first issues (the "Initial Issue Date") the Class AAA preferred stock which is entitled to receive payment of dividends, or assets upon liquidation, dissolution or winding up of the Company, on a parity with the Class AAA preferred stock

         Dividends. The record holders of Class AAA preferred stock will be entitled to receive dividends, when and as declared by the Board, out of funds legally available for payment of dividends. Such dividends will be payable in cash at the annual rate of 9% of the $1,000 per share liquidation preference. The dividend rate would increase by two percent per quarter for any quarter following a merger, Change in Control (as that term is defined in the Indenture) or sale of in excess of 50% of the Company's assets (determined as of January 31, 1999) if such transaction requires that the Company redeem, or offer to redeem, the notes outstanding under the Indenture and does not also result in the redemption of the Class AAA preferred stock. Such dividend rate increase would also apply if the Company fails (a) to redeem the Class AAA preferred stock after such a Change in Control or (b) to apply in any twelve month period at least 80% of the net increase in funds available for Restricted Payments (as that term is defined in the Indenture) generated during such period to pay dividends on or redeem the Class AAA Preferred Stock, provided that the Company shall not be required to pay an amount greater than the total amount of Restricted Payments permitted by the Indenture as a result of an increase in dividend rate pursuant to clause (b).

         Dividends on shares of Class AAA preferred stock will accrue and be cumulative from the date of issuance of such shares. Dividends will be payable quarterly in arrears when and as declared by the Board on March 31, June 30, September 30 and December 31 of each year (a "Dividend Payment Date"). For any period in which dividends are not paid in full on the Dividend Payment Date first succeeding the end of such Dividend Period, then such accrued and unpaid dividends will be added (solely for the purpose of calculating dividends payable on the Class AAA preferred stock) to the liquidation preference of the Class AAA preferred stock effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and will thereafter accrue additional dividends at the applicable dividend rate until such accrued and unpaid

                                      - 3 -


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dividends have been paid in full. The Company will be required to declare and pay dividends at the applicable dividend rate on each Dividend Payment Date to the extent that funds are legally available for declaration of such dividends. If full dividends are not paid to the holders of Class AAA preferred stock and of any Parity Stock with respect to any Dividend Period and funds available for payment of dividends are insufficient to permit payment in full to holders of all such stock, then the entire amount legally available for payment of dividends will be distributed ratably among all such holders of Class AAA preferred stock and of any Parity Stock. The dividends payable in respect of the Class AAA preferred stock will be a mandatory obligation to the Company, subject only to the limitations set forth in the Delaware General Corporation Law with respect to funds legally permitted to be used for the payment of dividends.

         While any Class AAA preferred stock is outstanding,

         (a) the Company will not declare, pay or set apart for payment on any Junior Stock any dividends (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of common stock with respect to Junior Stock other than common stock, together with cash in lieu of fractional shares),

         (b) the Company will not make any distribution on any Junior Stock,

         (c) the Company or any of its majority-owned subsidiaries will not purchase, redeem or otherwise acquire any Junior Stock, and

         (d) no money will be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock,

unless all dividends to which the holders of Class AAA preferred stock will have been entitled for all previous Dividend Periods have been paid or declared and a sum of money sufficient for such payment has been set apart. "Junior Stock" means the common stock, other common equity and any class or series of stock of the Company authorized after the Initial Issue Date which is not entitled to receive any dividends in any dividend period unless all dividends required to have been paid or declared and set apart for payment on the Class AAA preferred stock and on any Parity Stock have been so paid or declared and set apart for payment or which is not entitled to receive any assets upon liquidation, dissolution or winding up of the Company until the Class AAA preferred stock and any Parity Stock have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

         Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the Company, before any payment or distribution will be made to the holders of Junior Stock, the holders of Class AAA preferred stock will be entitled to be paid out of the Company's assets in cash or property at its fair market value as determined by the Board, the liquidation preference per share plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation, dissolution or such other winding up. If, upon any such liquidation,

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dissolution or other winding up of the Company, the Company's assets are insufficient to permit the payment in full of the liquidation preference per share plus an amount equal to all dividends accrued and unpaid on the Class AAA preferred stock and the full liquidating payments on all Parity Stock, then the Company's assets will be ratably distributed among the holders of Class AAA preferred stock and any Parity Stock in proportion to the full amounts to which they would otherwise be respectively entitled if all amounts thereon were paid in full. For the purposes of the foregoing, neither the consolidation or merger of the Company into or with another entity or entities, nor the sale, lease, transfer or conveyance of all or substantially all of the Company's assets to another entity, will be deemed a liquidation, dissolution or winding up of the Company.

         Conversion. Holders of shares of Class AAA preferred stock have the right at any time after the Initial Issue Date to convert such shares into common stock at the then prevailing Conversion Price. "Conversion Price" means initially $6.00 per share. Certain anti-dilution adjustments will be made to the Conversion Price from time to time upon the following events, subject to certain exceptions and limitations:

         (a) if the Company (i) pays a dividend or makes a distribution on its common stock in shares of its common stock, (ii) subdivides its outstanding shares of common stock into a greater number of shares,
         (iii) combines its outstanding shares of common stock into a smaller number of shares, (iv) issues by reclassification of its common stock any shares of its capital stock;

         (b) if the Company distributes any rights or warrants to all holders of its common stock entitling them to purchase shares of common stock at a price per share less than the current market price per share on the applicable record date;

         (c) if the Company distributes to all holders of its common stock (i) any class of capital stock of the Company other than its common stock,
         (ii) any evidence of indebtedness or other securities of the Company or any subsidiary of the Company, (iii) any other assets of the Company or any subsidiary of the Company (other than cash), (iv) distributions in cash in excess of 3% of the net earnings before extraordinary items of the Company for the previous fiscal year, or (v) any rights, options or warrants to acquire any of the foregoing;

         (d) if the Company issues common stock for a consideration per share less than the Current Market Price per share on the date the Company fixes the offering price of such additional shares;

         (e) if the Company issues any options, warrants or other securities convertible into or exchangeable or exercisable for common stock (other than certain preferred stock or securities described in (b) or (c) above) and for a consideration per share of common stock initially deliverable upon conversion, exchange or exercise of such securities less than the Current Market Price per share on the date of issuance of such options, warrants or other securities.

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         "Current Market Price" means, for a share of common stock on any date, the average of Quoted Prices for the 30 consecutive trading days commencing 45 trading days before the date in question. "Quoted Price" means the last reported sales price for common stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System, National Market System, or, if the common stock is listed or admitted for trading on a securities exchange, the last reported sales price of the common stock on the principal exchange on which the common stock is listed or admitted for trading, or if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. The Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 business days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of common stock. If the Company is party to a merger which reclassifies or changes its common stock, upon consummation of such transaction Class AAA preferred stock will automatically become convertible into the kind and amount of securities, cash or other assets which the holder of Class AAA preferred stock would have owned immediately after the consolidation or merger, if such holder had converted Class AAA preferred stock immediately before the effective date of the transaction. The Company has reserved and will continue to reserve out of its authorized but unissued common stock or its common stock held in treasury enough shares of common stock to permit the conversion of the Class AAA preferred stock in full.

         Redemption. The Company will have the right to redeem the Class AAA preferred stock in whole or in part at any time on or before December 31, 2000 at a cash redemption price equal to the sum of (i) the liquidation preference,
(ii) all accrued and unpaid dividends and (iii) a further amount equal to that necessary to cause the holders of any Class AAA preferred stock being redeemed to realize a 20% internal rate of return on an annual basis on such Class AAA preferred stock calculated from the date of the prior issuance of the Class AA preferred stock. In calculating the internal rate of return, the $5 million paid by the Company to Prometheus on December 31, 1998 shall be applied until exhausted and then all dividends paid on the Class AA preferred stock and the Class AAA preferred stock shall only then be applied to the calculation of such return.

         To the extent that any funds remain after an asset sale and any required application to the repayment of the notes outstanding under the Indenture, the Company may use such remaining funds to redeem Class AAA preferred stock. If such funds are not applied to the redemption of Class AAA preferred stock, such sale shall not constitute a "Permitted Transaction" and shall require the consent of the holders of the Class AAA preferred stock. See "Consent Rights."

         On or before December 31, 2000, in the event of a "change in control" (as that term is defined in the Indenture), the Company shall be required to apply funds available, after application to any payment on the notes required pursuant to the Change in Control provisions of the Indenture, to the redemption of the Class AAA preferred stock.

         Voting Rights. The record holders of Class AAA preferred stock are entitled to vote on all matters voted on by holders of common stock, voting together with the common stock as a single

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class (together with all other classes and series of stock of the Company that are entitled to vote as a single class with the common stock) at all meetings of the stockholders of the Company. In any such vote, each share of Class AAA preferred stock will entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of common stock into which such share of Class AAA preferred stock is convertible based on the Conversion Price of the Class AAA preferred stock. On any matter on which the holders of Class AAA preferred stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder will be entitled to one vote for each share held, and such matter will be determined by a majority of the votes cast unless Delaware law or the Class AAA Certificate of Designations requires approval by a higher percentage.

         Until a Termination Event (or a Payment Default to the extent provided below), the number of directors comprising the Board will be equal to not more than 15 and the holders of Class AAA preferred stock will have the exclusive right to elect 3 directors (each such director, a "Preferred Stock Director"). Any increases in the size of the Board above fifteen will require a proportional increase in the number of Preferred Stock Directors (rounded up to the next whole number) such that the Preferred Stock Directors represent not less than 20% of the votes of the Board. A proportionate number of Preferred Stock Directors will serve on each committee of the Board, provided that the Executive Committee will consist of five members of which two members will be Preferred Stock Directors. The "Executive Committee" means the five-member executive committee of the Board to which substantial operational matters regarding the Company has been delegated. At least one Preferred Stock Director will serve on the board or other governing body of each of the Company's subsidiaries and affiliates, other than operational home building companies.

         The holders of Class AAA preferred stock will be entitled to elect additional Preferred Stock Directors sufficient to cause the Preferred Stock Directors to constitute a majority of the Board and all committees of the Board, including the Executive Committee (the "Additional Preferred Stock Directors") in the event of a Payment Default. A "Payment Default" means any failure to pay the required dividends on the Class AAA preferred stock when due or the amounts required to be paid in connection with the redemption of the Class AAA preferred stock.

         The Additional Preferred Stock Directors elected will serve until the next annual meeting or until their respective successors are elected and qualify. Upon the termination of the right to elect Additional Preferred Stock Directors, any Additional Preferred Stock Directors will resign. Any Preferred Stock Director may be removed with or without cause by the vote of the holders of a majority of the outstanding shares of Class AAA preferred stock, voting separately as a single class.

         A "Termination Event" means the date on which the aggregate remaining investment by Prometheus and any of its affiliates (or any single transferee or related group of transferees) is less than $10,000,000, with the value of such investment to be based on the sum of: (i) the greater of the liquidation preference of the Class AAA preferred stock (plus any accrued and unpaid dividends) and the value of the Common Stock underlying such Class AAA preferred stock (as measured by the

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Conversion Price) then held by it; (ii) the value of the common stock then held by it; and (iii) the value of the warrants then held by it.

         Consent Rights. In addition to any vote or consent of shareholders required by law or the Certificate of Incorporation, the consent of the holders of at least 66 2/3% of the shares of Class AAA preferred stock at the time outstanding will be necessary to effect or validate the following actions or transactions:

         (a) any amendment, alteration or repeal of any provision of the Certificate of Incorporation or of the bylaws of the Company, which affects adversely the voting powers, preferences and rights of the holders of Class AAA preferred stock;

         (b) any authorization or creation of or increase in the amount of any shares of any class or any security convertible into shares of any class ranking senior to or on parity with shares of Class AAA preferred stock in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of dividends or otherwise;

         (c) any increase or decrease (other than by conversion) in the total number of authorized shares of Class AAA preferred stock;

         (d) except for a Permitted Transaction, any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Company or any of its material subsidiaries of which it owns 50% or more of the voting power, or any consolidation or merger involving the Company or any of such subsidiaries (except mergers between the Company's subsidiaries), or any reclassification or other change of any stock, or any liquidation, dissolution, or winding up of the Company or, unless the Company's obligations under an agreement are expressly conditioned upon the requisite approval of the holders of 66 2/3% of the Class AAA preferred stock then outstanding, make any agreement or become obligated to do so;

         (e) any purchase, redemption or other acquisition for value (or payment into or setting aside as a sinking fund for such purpose) of any shares of common stock or other capital stock of the Company; or

         (f) any declaration or payment of any dividends on or declaration or making of any other distribution on account of the common stock or setting apart any sum for any such purpose unless all accrued unpaid dividends on Class AAA preferred stock have been paid in cash.

A "Permitted Transaction" means (i) any sale that is closed on or before December 31, 2000 of a subsidiary of the Company or all or substantially all of the assets of a subsidiary for cash and the proceeds of which (after any required payment on the notes outstanding under the Indenture) are used to redeem Class AAA preferred stock or (ii) any sale that is closed on or before December 31, 2000 of all or substantially all of the assets of the Company or a merger for cash and the proceeds of which

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(after any required payment on the notes outstanding under the Indenture) are used to redeem all outstanding Class AAA preferred stock at the Redemption Price and the purchase of the approximately 900,000 shares of Company common stock owned by Prometheus at the greater of $5.50 per share or the amount that holders of common stock are entitled to receive pursuant to the transaction.

         Financial Statements. Until the occurrence of a Termination Event, the Company will furnish to the holders of Class AAA preferred stock all quarterly and annual financial information required to be filed with the Securities and Exchange Commission ("SEC") on Forms 10-Q and 10-K and, with respect to the annual information, a report thereon by the Company's certified independent accountants, and all current reports required to be filed with the SEC on Form 8-K.

         Modification and Waiver. The Class AAA Certificate of Designations may be amended and the rights of the holders of the Class AAA preferred stock waived with the consent of holders of at least 66 2/3% of the shares of the Class AAA preferred stock then outstanding.

         Terms of the Supplemental Warrants. The following is a summary of certain terms and conditions of the Supplemental Warrants as set forth in the Supplemental Warrant Agreement.

         Exercise Price and Payment. The Supplemental Warrants may entitle the holder to purchase shares of common stock at an exercise price of $.01 per share. The common stock issuable on exercise of the Supplemental Warrants is referred to as the "Supplemental Warrant Shares." Payment of the Exercise Price may be made at the Supplemental Warrant holder's option in cash or through the surrender of debt or preferred equity securities of the Company having a principal amount or liquidation preference, as the case may be, equal to the aggregate exercise price to be paid. As an alternative to the payment of the Exercise Price, the Supplemental Warrant holder may exercise its right to receive Supplemental Warrant Shares on a net basis, such that, without the payment of any funds, the Supplemental Warrant holder receives that number of Supplemental Warrant Shares otherwise issuable upon exercise of its Supplemental Warrants less that number of Supplemental Warrant Shares having an aggregate fair market value at the time of exercise equal to the aggregate exercise price that would otherwise have been paid by the holder of the Supplemental Warrant Shares. Fair market value of the Supplemental Warrant Shares will be determined in good faith by a majority of the Non-Preferred Stock Directors of the Company, as of the date of any such exercise, subject to the right of the holders of a majority of the Supplemental Warrants to challenge such determination. Any such dispute will be resolved by an investment banking firm selected by the Company and acceptable to such Supplemental Warrant holders. "Non-Preferred Stock Directors" means directors of the Company excluding any director elected by the holders of the Class AAA preferred stock voting as a separate class.

         Adjustment Based on Common Stock Market Price. Between September 30, 2001 and September 30, 2003, the holder of the Supplemental Warrants may elect to adjust up to five times per year the number of shares of common stock issuable upon exercise of the Supplemental Warrants, if any, by reference to the then prevailing Adjustment Price as follows:

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             Adjustment Price                Warrant Shares
             ----------------                --------------

             $12.01 or greater               0
             10.01 -- 12.00                  606,061
             8.01 -- 10.00                   1,333,333
             6.01 -- 8.00                    3,333,333
             4.01 -- 6.00                    6,666,667
             2.01 -- 4.00                    13,333,333
             0.00 -- 2.00                    33,333,333

The "Adjustment Price" with respect to the Supplemental Warrants means the average of the closing price of the common stock for the 60 days preceding such date. For purposes of illustration, assuming an adjustment is made during the adjustment period, if the average of the closing prices of the common stock for the 60 days preceding such adjustment is $9.00 per share, the total number of Supplemental Warrant Shares will be 1,333,333.

         Exercise Period. The Supplemental Warrants shall fully vest upon the occurrence of a Revenue Test Event and may be exercised during the period beginning on September 30, 2001 and expiring on March 31, 2004. "Revenue Test Event" means any of (i) a Revenue Threshold Event, (ii) an Annualized Revenue Maintenance Default or (iii) a Quarterly Revenue Maintenance Default.

         A "Revenue Threshold Event" means the time when the Company's cumulative consolidated revenues for the most recently ended 16 full fiscal quarters exceeds $2,463,153,000 (subject to a specified reduction for the disposal or discontinuance of operations of a subsidiary).

         An "Annualized Revenue Maintenance Default" means any time when the Company's cumulative consolidated revenues beginning with the first quarter of 1999 through and including the first quarter of 2004, for the most recently ended four full fiscal quarters (minus the cumulative revenues generated by any disposed subsidiaries during such period) is less than the Annualized Revenue Maintenance Amount. "Annualized Revenue Maintenance Amount" means (a) $625 million for each four quarter period tested; provided that (i) such amount shall be decreased to $590 million for the four quarter period ending March 31, 2001 and for the four quarter period ending June 30, 2001 if the Company's cumulative consolidated revenues for the four quarter period ended December 31, 1999 exceed $675 million and (ii) such amount shall be decreased to $515 million for the four quarter period ending September 30, 2001 and the four quarter period ending December 31, 2001, minus (b) any Annualized Revenue Adjustment Amount. "Annualized Revenue Adjustment Amount" means the sum of the cumulative revenues of any disposed subsidiary of the Company for the four full fiscal quarters ended immediately prior to its disposition and any Annualized Revenue Maintenance Credit. "Annualized Revenue Maintenance Credit" means the amount, if any, that the Company's cumulative consolidated revenues for the four quarter period ending December 31, 1999 exceed $625 million; provided that no Annualized Revenue Maintenance Credit shall be available if the Company's cumulative consolidated revenues for the four quarter period ending December 31, 1999 do not exceed $675 million.

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         A "Quarterly Revenue Maintenance Default" means any time when the
Company's consolidated revenues beginning with the first quarter of 1999 through and including the first quarter of 2004, for the most recently ended full fiscal quarter is less than $100 million (subject to a specified reduction for the disposal of a subsidiary).

         Adjustment of Number of Supplemental Warrant Shares. If the Company redeems any Shares of the Class AAA preferred stock prior to December 31, 2000, the aggregate number of Supplemental Warrant Shares issuable upon the exercise of the Supplemental Warrants shall be reduced in a pro rata amount.

         The number of Supplemental Warrant Shares issuable upon the exercise of the Supplemental Warrants also is subject to adjustment from time to time upon substantially the same events as set forth in the Class AAA Certificate of Designations. See "Terms of the Class AAA Preferred Stock --Conversion."

         If the Company consolidates or merges with or into, or transfers or leases all or substantially all of its assets to any person, upon consummation of such transaction the Supplemental Warrants will automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Supplemental Warrant would have owned immediately after the consolidation, merger, transfer or lease if such holder had exercised the Supplemental Warrant immediately before the effective date of the transaction.

         The Company will reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued common stock or its authorized and issued common stock held in treasury, to enable it to satisfy its obligation to issue Supplemental Warrant Shares upon exercise of the Supplemental Warrants, the maximum number of shares of common stock which may be deliverable upon the exercise of all outstanding Supplemental Warrants as determined in good faith by the Board from time to time.

         Listing and Registration. The Company will from time to time, at its expense, (a) take all action necessary so that the Supplemental Warrant Shares, immediately upon their issuance and upon the exercise of Supplemental Warrants, will be listed and maintained on the principal securities exchanges and markets on which other shares of common stock are then listed and (b) register under the Securities Exchange Act all shares of common stock issuable upon exercise if and at the time that any existing shares of the Company's capital stock are so registered.

         Terms of Bylaw Amendments. In connection with the closing, the Company adopted the following amendments to its bylaws.

         Section 3.5 of the bylaws was amended to specify that a majority of the directors constitutes a quorum for the transaction of business by the Board.

         Section 5.3 of the bylaws was amended to provide that in addition to any other vote required by applicable law, the Company shall not, and shall not permit any of its subsidiaries, without either (a) the affirmative vote of over 81% of the entire Board or (b) the affirmative vote of over 81% of the members of the entire executive committee, to:

                  (i) purchase, sell, license, assign, transfer, convey or otherwise acquire or dispose of any assets, securities, or businesses, except pursuant to any Permitted Transaction (as defined in the Class AAA Certificate of Designations), and except for any transaction that is provided for in the annual budget or is in the ordinary course of business and does not involve (i) the acquisition or disposition of homebuilding operations or any homebuilding company or entity or (ii) land acquisitions with a value in excess of $100,000 for any transaction or group of related transactions or with an aggregate value in excess of $5,000,000 in any twelve (12) month period;

                  (ii) directly or indirectly incur, refinance, repay, prepay, create, assume, guarantee or otherwise become liable with respect to any liabilities with an aggregate face amount in excess of $1,000,000 in the aggregate, other than in accordance with existing credit facilities and renewals thereof on substantially the same terms, except for secured debt incurred in the aggregate by the Company's subsidiaries in an amount not to exceed $10.0 million;

                  (iii) enter into any transaction after the date hereof or materially amend any transaction in effect on the date hereof, with any affiliate of the Company (other than between the Company and its subsidiaries or between its subsidiaries);

                  (iv) split (including any reverse split), combine or reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the capital structure of the Company or any of its subsidiaries; or make any other material changes in its capital structure;

                  (v) engage in any new development or redevelopment of any real property for an amount in excess of $100,000, whether in a single transaction or a series of related transactions (provided that it is contemplated that such authority will be delegated to the Company's acquisitions committee on guidelines approved by the executive committee);

                  (vi) incur any capital expenditure for an amount, outside of the approved annual budget, in excess of $250,000 per occurrence or $500,000 in the aggregate, whether in a single transaction or a series of related transactions or waive, release, grant or transfer any rights of value in respect thereof or enter into any agreement or arrangement that could adversely affect the marketability of any real estate of the Company or any of its subsidiaries;

                  (vii) enter into any employment agreement with any employee involving payments in excess of $150,000 per annum or with any director or executive officer of the Company or any of its subsidiaries or enter into or materially change any benefit arrangement unless approved in the annual operating budget for the Company or within the guidelines approved by the executive committee;

                  (viii) enter into any new line of business other than the business engaged in by the Company and its subsidiaries on the date hereof, cease to be engaged in any material line of business engaged in by the Company and its subsidiaries on the date hereof or materially change the nature of the business engaged in by any of them on the date hereof;

                  (ix) approve the annual operating budget of the Company for any year after 1997;

                  (x) amend or take actions materially inconsistent with the approved annual operating budget for 1997 or any subsequent year;

                  (xi) make any general assignment for the benefit of creditors;

                  (xii) file any petition seeking relief, or consent to the institution of any proceeding against itself seeking to adjudicate it a bankrupt or insolvent, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

                  (xiii) institute, voluntarily dismiss, terminate or settle any litigation or arbitration against any person (A) involving payments for damages and penalties in excess of $75,000 or (B) otherwise material to the Company and its subsidiaries taken as a whole;

                  (xiv) engage, retain, pay or agree to pay the fees or expenses of any third party consultants or advisors (other than advisors retained in the ordinary course of business), to the extent that such fees and expenses exceed $250,000 in the aggregate;

                  (xv) appoint, ratify or replace the independent accountants, change any accounting policy or practice other than as mandated by generally accepted accounting principles then in effect; or change any significant tax methods, practices, procedures or policies;

                  (xvi) enter into or amend any joint venture, partnership or profit sharing agreement or arrangement unless approved by the Company's acquisitions committee in accordance with the standards set by the executive committee;

                  (xvii) amend to the Company's or any subsidiary's certificate of incorporation or bylaws;

                  (xviii) declare or pay any dividend or make any other distribution with respect to its capital stock, other than dividends paid by any subsidiary to the Company or another subsidiary in the ordinary and usual course of business or to the holders of the Class AAA preferred stock and the Existing Preferred Stock as required pursuant to the terms of the Class AAA preferred stock and the Class AAA Certificate of Designations;

                  (xix) issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any of its capital stock (other than upon conversion of the Class AAA preferred stock or the Existing Preferred Stock or upon exercise of the Supplemental Warrants) or other securities other than as contemplated herein or pursuant to stock options issued and outstanding as of the date hereof or purchase or otherwise acquire any of its capital stock, employee or director stock options or debt securities; or

                  (xx) agree to do any of the foregoing.

                  The foregoing provision shall be effective from the date of adoption until such time, if any, as Prometheus makes an election to terminate such provisions.

         Section 10 of the bylaws was amended to provide that, notwithstanding any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of a particular class or series of the stock required by law or the certificate of incorporation, the affirmative vote of the holders of at least a majority of the then outstanding Class AAA preferred stock shall be required in order for the stockholders to adopt, amend or repeal a bylaw of the Company.

         In connection with the adoption of the foregoing amendments to Section
5.3 of the Company's bylaws and the consent provisions of the Class AAA preferred stock, Prometheus elected, in accordance with the terms of Section (C) of Article Eleventh of the Company's certificate of incorporation, to terminate Sections (A) and (B) of such Article, which were adopted in connection with the issuance of the Class AA preferred stock and were inconsistent with the terms of the foregoing amendments to Section 5.3 of the Company's bylaws and the consent provisions of the Class AAA preferred stock.

Item 7            Exhibits

         1. Restructuring Agreement by and among The Fortress Group, Inc., Prometheus Homebuilders LLC and the Homebuilder Stockholders listed therein dated as of December 31, 1998, including the exhibits thereto (Class AAA Certificate of Designations, Second Amended and Restated Registration Rights Agreement, Second Amended and Restated Stockholders Agreement and Supplemental Warrant

                  Agreement). (Incorporated by reference to the exhibit to the
                  Schedule 13D, Amendment No.4 filed by Prometheus Homebuilders LLC with the Securities and Exchange Commission on January 12, 1999.)

         2. Amendments to the Company's bylaws adopted February 4, 1999 (filed herewith)

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          The Fortress Group, Inc.


Date:  March 5, 1999                      By: /s/ Jeffrey W. Shirley
                                              ----------------------------
                                          Name:  Jeffrey W. Shirley
                                          Title: Vice President of Finance







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